Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 33-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, and 333-120918 on Form S-8 and Registration Statement Nos. 33-60350, 333-48841, 333-12031, 333-46676, 333-106401, 333-69476, and 333-120612 on Form S-3 of Cousins Properties Incorporated of our reports dated March 13, 2006, relating to the financial statements and financial statement schedule of Cousins Properties Incorporated and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 13, 2006